EXHIBIT 10.12


                   PERFORMANCE UNIT AGREEMENT


        This Agreement, dated as of December 19, 1985, as amended and restated on October 20, 1988, November 29, 1988, and February
19, 1990, by and between The Coca-Cola Company, a Delaware
Corporation (the "Company") and Roberto C. Goizueta, an individual resident of the State of Georgia (the "Officer").

        WHEREAS, the Officer acted in 1985 with singular courage, wisdom and commitment. After careful study and deliberation, he made decisions which entailed considerable business risk, the net result of which has been, and will continue to be, extremely beneficial to the shareholders of The Coca-Cola Company. In recognition of this courage and commitment, and positive long-term impact of his actions, the Compensation Committee of the Board of Directors of the Company (the "Committee") desires that the Officer share financially in the benefits of his decisions.

        NOW THEREFORE, the parties, intending each to be legally bound hereby and in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

        1. AWARD OF PERFORMANCE UNITS. The Company hereby awards to the Officer three hundred sixty thousand (360,000) Performance Units, the terms and values of which are hereafter described, subject to the conditions as hereinafter set forth. The Value of each Performance Unit shall be a dollar amount which shall be the difference between the Fair Market Value of a share of Common Stock of the Company on the relevant Calculation Date (as defined below) and the Base Price which shall be, subject to adjustment as set forth in Section 5 hereof, $20.625, the price of a share of Common Stock of the Company on January 2, 1985, adjusted to reflect a three-for-one stock split in 1986 (such difference hereinafter referred to as the "Value of the Performance Unit"). Fair Market Value shall mean the closing price of a share of Common Stock of the Company on the Calculation Date (or the first preceding trading day if the Calculation Date is not a trading day) as reported on the New York Stock Exchange-Composite Transactions listing for such day, or as otherwise determined by the Committee.

        2. CALCULATION DATES FOR THE VALUE OF PERFORMANCE UNIT
AMOUNTS.

           (a)  DURING THE FIVE YEARS COMMENCING IN 1991.
Annually, commencing in February, 1991, and ending in February, 1995, the Committee in its sole discretion, may elect to cause the Company to calculate and pay to the

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Officer the Value of up to 72,000 Performance Units and upon such payment, the Performance Units with respect thereto shall be canceled and terminated and the Officer shall have no further rights with respect thereto. If the Committee elects to cause such payment to be made, the Calculation Date therefor shall be the third trading day after the public release by the Company of its summary results of operations for the preceding calendar year.

           (b) DEATH OR DISABILITY. If at any time after the effective date hereof the Officer dies or becomes disabled (as such disability shall be determined by the Committee), the Officer, or, in the case of his death, the beneficiary designated by the Officer in a letter to the Company, or, if such beneficiary is deceased or if no beneficiary has been designated, the executor or administrator of his estate, shall receive payment for the Value of the Performance Units which have not been terminated and canceled as a result of Section 2(a) above and the Calculation Date therefor shall be as of such date of death or disability.

           (c) RETIREMENT. The Calculation Date for the Value of all Performance Units which have not been terminated and canceled as a result of Sections 2(a) and (b) above shall be the Officer's Effective Retirement Date. "Effective Retirement Date" is the date on which the Officer's employment terminates on a date on which he is eligible for an immediately payable benefit pursuant to the Company's Supplemental Retirement Plan as in effect on the date hereof.

        3. PAYMENT DATES.  Payment for the Value of the
Performance Units will be made in cash promptly after the respective Calculation Date or Dates, but in any event no later than 60 days thereafter.

        4. NON-TRANSFERABILITY OF PERFORMANCE UNITS.  Performance
Units shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of at any time.

        5. ADJUSTMENT IN THE NUMBER OF PERFORMANCE UNITS AWARDED. In the event there is any change in the Common Stock of the Company through the declaration of stock dividends, through stock splits or through recapitalization or merger or consolidation or combination of shares or otherwise, the Committee shall make such adjustment, if any, as it may deem appropriate in the number of Performance Units and the Base Price thereof.

        6. ENTIRE AGREEMENT, AMENDMENT, ETC. This document constitutes the entire agreement between the Officer and the Company with respect to the Performance Units. This agreement may not be modified or amended without the prior written consent of both parties hereto.

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        7. GOVERNING LAW.  This Agreement and all determinations
made and actions taken pursuant hereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

ROBERTO C. GOIZUETA           THE COCA-COLA COMPANY

/s/ Roberto C. Goizueta       By: /s/ A. Garth Hamby
                              Title: Executive Vice President